CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report dated June 11, 2019, of AIS Holding Group. relating to the audit of the financial statements for the period ending March 31, 2019 and 2018 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

June 20, 2019